UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 9)*

HCA Holdings, Inc.

(as successor to HCA Inc.)

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

40412C101

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Millennium Fund L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Associates Millennium L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Millennium GP LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) OO

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR 2006 Fund L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Associates 2006 L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR 2006 GP LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) OO

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person OPERF Co-Investment LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) OO

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR PEI Investments, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR PEI Associates, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR PEI GP Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) OO

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR III GP LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) OO

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person 8 North America Investor L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Associates 8 NA L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR 8 NA Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) OO

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Fund Holdings L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Fund Holdings GP Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) OO

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Group Holdings L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                         Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                         The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Group Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) OO

*                                Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C1019

1.	Name of Reporting Person KKR & Co. L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) PN

*                                 Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                 The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Management LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) OO

*                                 Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                 The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person Henry R. Kravis

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) IN

*                                 Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                 The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

CUSIP No. 40412C101

1.	Name of Reporting Person George R. Roberts

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 84,137,913*

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 84,137,913*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,137,913*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 20.6%*†

12.	Type of Reporting Person (See Instructions) IN

*                                 Represents the aggregate number of shares of common stock of HCA Holdings, Inc. held by Hercules Holding II, LLC as of December 31, 2015.  See Item 4 of this Statement on Schedule 13G/A.

†                                 The calculation of the foregoing percentage is based on 407,667,700 shares of common stock outstanding as of October 23, 2015 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.

STATEMENT ON SCHEDULE 13G

This is Amendment No. 9 to the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 (the “Original Schedule 13G”).

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), and as provided in the Joint Filing Agreement filed as Exhibit A to Amendment No. 7 to Statement on Schedule 13G filed with the Securities and Exchange Commission on April 3, 2014, each of the persons listed below under Item 2 (each a “Reporting Person” and collectively, the “Reporting Persons”), have agreed to file one statement with respect to their ownership of Common Stock, par value $0.01 per share (the “Shares”), of HCA Holdings, Inc. (as successor to HCA Inc.) (the “Issuer”).

Item 1.
(a)	Name of Issuer: HCA Holdings, Inc.
(b)	Address of Issuer’s Principal Executive Offices: One Park Plaza Nashville, Tennessee 37203

Item 2.
(a)

Name of Persons Filing (collectively, the “Reporting Persons”):
KKR Millennium Fund L.P.

KKR Associates Millennium L.P.

KKR Millennium GP LLC

KKR 2006 Fund L.P.

KKR Associates 2006 L.P.

KKR 2006 GP LLC

OPERF Co-Investment LLC

KKR PEI Investments, L.P.

KKR PEI Associates, L.P.

KKR PEI GP Limited

KKR Partners III, L.P.

KKR III GP LLC

8 North America Investor L.P.

KKR Associates 8 NA L.P.

KKR 8 NA Limited

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

Henry R. Kravis

George R. Roberts

(b)

Address of Principal Business Office, or, if none, Residence:
The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

	(c)	Citizenship: See Item 4 of each cover page.
	(d)	Title of Class of Securities: Common stock, par value $0.01 per share.
	(e)	CUSIP Number: 40412C101

Item 3.
Not applicable.

Item 4.	Ownership.
(a)

Amount beneficially owned:

Hercules Holding II, LLC held 84,137,913 Shares as of December 31, 2015, or 20.6%, of the common stock of the Issuer based on 407,667,700 outstanding Shares as of October 23, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2015.  The units of Hercules Holding II, LLC are held by a private investor group, including affiliates of Kohlberg Kravis Roberts & Co. L.P. and affiliates of Dr. Thomas F. Frist, Jr. the founder of the Issuer, all of whom are parties to the limited liability company agreement of Hercules Holding II, LLC.

Each member of the investment group and its affiliates may be deemed to be a member of a group exercising voting and investment control over the Shares held by Hercules Holding II, LLC.  However, each such person disclaims membership in any such group and disclaims beneficial ownership of such Shares.  Affiliates of Kohlberg Kravis Roberts & Co. L.P. have the right under a stockholders’ agreement amongst the Issuer, Hercules Holding II, LLC and the investment group to nominate one director of the Issuer, and affiliates of Dr. Thomas F. Frist, Jr. collectively have the right to nominate up to two directors of the Issuer.

KKR Millennium Fund L.P. (the “Millennium Fund”) directly owns 6,067,140.1, or 7.2%, of the units of Hercules Holding II, LLC as of December 31, 2015.  As the sole general partner of the Millennium Fund, KKR Associates Millennium L.P. may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the Millennium Fund.  As the sole general partner of KKR Associates Millennium L.P., KKR Millennium GP LLC also may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the Millennium Fund.  The Millennium Fund, KKR Associates Millennium L.P. and KKR Millennium GP LLC disclaim beneficial ownership of such Shares.

KKR 2006 Fund L.P. (the “2006 Fund”) directly owns 5,629,667.2, or 6.7%, of the units of Hercules Holding II, LLC as of December 31, 2015.  OPERF Co-Investment LLC (“OPERF Co-Investment”) directly owns 127,729.4, or 0.2%, of the units of Hercules Holding II, LLC as of December 31, 2015.  As the sole general partner of the 2006 Fund and as the manager of OPERF Co-Investment, KKR Associates 2006 L.P. may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the 2006 Fund and by OPERF Co-Investment.  As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may also be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the 2006 Fund and by OPERF Co-Investment.  The 2006 Fund, OPERF Co-Investment, KKR Associates 2006 L.P. and KKR 2006 GP LLC disclaim beneficial ownership of such Shares.

KKR PEI Investments, L.P. (“PEI Investments”) directly owns 2,573,022.9, or 3.1%, of the units of Hercules Holding II, LLC as of December 31, 2015.  As the sole general partner of PEI Investments, KKR PEI Associates, L.P. may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by PEI Investments.  As the sole general partner of KKR PEI Associates, L.P., KKR PEI GP Limited may also be deemed to share voting and dispositive power with respect to any Shares beneficially owned by PEI Investments.  PEI Investments, KKR PEI Associates, L.P. and KKR PEI GP Limited disclaim beneficial ownership of such Shares.

8 North America Investor L.P. directly owns 620,208.4, or 0.7%, of the units of Hercules Holding II, LLC as of December 31, 2015.  As the sole general partner of 8 North America Investor L.P., KKR Associates 8 NA L.P. may be deemed to share voting and dispositive power with respect to the Shares beneficially owned by 8 North America Investor L.P.  As the sole general partner of KKR Associates 8 NA L.P., KKR 8 NA Limited may be deemed to share voting and dispositive power with respect to the Shares beneficially owned by 8 North America Investor L.P.  8 North America Investor L.P., KKR Associates 8 NA L.P. and KKR 8 NA Limited disclaim beneficial ownership of such Shares.

Each of KKR Fund Holdings L.P. (as the designated member of KKR Millennium GP LLC and KKR 2006 GP LLC and the sole shareholder of KKR PEI GP Limited and KKR 8 NA Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to share voting and dispositive power with respect to the Shares beneficially owned by the Millennium Fund, the 2006 Fund, OPERF Co-Investment, PEI Investments and 8 North America Investor L.P.  KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P. and KKR Management LLC disclaim beneficial ownership of such Shares.

KKR Partners III, L.P. (“Partners III”) directly owns 208,070.6, or 0.3%, of the units of Hercules Holding II, LLC as of December 31, 2015.  As the sole general partner of Partners III, KKR III GP LLC may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by Partners III.  Partners III and KKR III GP LLC disclaim beneficial ownership of such Shares.

As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the Shares beneficially owned by the Millennium Fund, the 2006 Fund, OPERF Co-Investment, PEI Investments , 8 North America Investor L.P. and Partners III but disclaim beneficial ownership of such Shares.  Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP LLC and KKR 2006 GP LLC by KKR Fund Holdings L.P.

(b)	Percent of class: See Item 11 of each cover page and Item 4(a) above.
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote See Item 5 of each cover page.
	(ii)	Shared power to vote or to direct the vote See Item 6 of each cover page.
	(iii)	Sole power to dispose or to direct the disposition of See Item 7 of each cover page.
	(iv)	Shared power to dispose or to direct the disposition of See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above.  To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the partners, members, affiliates or shareholders of the Reporting Persons and any other persons named in Item 4 or Item 8 has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.

As stated in Item 4 above, Hercules Holding II, LLC held 84,137,913 Shares as of December 31, 2015, or 20.6%, of the Shares of the Issuer.  Hercules Holding II, LLC is held by a private investor group, including affiliates of Kohlberg Kravis Roberts & Co. L.P. and by affiliates of Dr. Thomas F. Frist, Jr., the founder of the Issuer.  Each such person may be deemed to be a member of a group exercising voting and investment control over the Shares held by Hercules Holding II, LLC.  However, each such person disclaims membership in any such group and disclaims beneficial ownership of the Shares reported on this Schedule 13G.  The following persons in addition to the Reporting Persons may be deemed to be a member of such group, based solely on information received from such persons: Dr. Thomas F. Frist, Jr., Thomas F. Frist III, Patricia C. Frist, Patricia F. Elcan and  William R. Frist.

Each such person has separately complied with its Schedule 13G reporting obligations with respect to the Issuer.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certifications.
Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016

KKR MILLENNIUM FUND L.P.

By:	KKR Associates Millennium L.P., its general partner

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR ASSOCIATES MILLENNIUM L.P.

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR MILLENNIUM GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR 2006 FUND L.P.

By:	KKR Associates 2006 L.P., its general partner

By:	KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR ASSOCIATES 2006 L.P.

By:	KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR 2006 GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

OPERF CO-INVESTMENT LLC

By:	KKR Associates 2006 L.P., its manager

By:	KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR PEI INVESTMENTS, L.P.

By:	KKR PEI Associates L.P., its general partner

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PEI ASSOCIATES, L.P.

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PEI GP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PARTNERS III, L.P.

By:	KKR III GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Member

KKR III GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Member

8 NORTH AMERICA INVESTOR L.P.

By:	KKR Associates 8 NA L.P., its general partner

By:	KKR 8 NA Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES 8 NA L.P.

By:	KKR 8 NA Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR 8 NA LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.

By:	KKR Management LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact